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                                                                 Exhibit 23.1

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


To the Board of Directors of
Tumbleweed Communications Corp.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Tumbleweed Communications Corp. of our report dated January 17, 2000, relating to the consolidated balance sheets of Tumbleweed Communications Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the 424(b)(4) prospectus filed on July 27, 2000 which forms a part of the registration statement (No. 333-41188) on Form S-1 of Tumbleweed Communications Corp.

Mountain View, California
November 6, 2000